Morgan Stanley California Tax-Free Income Fund
Item 77(o) 10f-3 Transactions
January 1, 2003 - June 30, 2003

Security
Date of Purchase
Price
Of Shares
Shares Purchased
%of Assets
Total
Issued
Purchased
By Fund

Broker
CA State General Obligations, General Purpose, 2003 (A2/A)
04/25/03
Various
$4,000,0000
0.51%
$2,050,000,000
0.20%
Merrill Lynch & Co.; Bear, Stearns & Co. Inc.; E.J.
De La Rosa & Co. Inc.; Goldman, Sachs & Co.; A.G. Edwards;
Banc of America Securities LLC; Banc One Capital Markets, Inc.;
CIBC World Markets Corp.; Citigroup; First Albany Corporation;
Great Pacific Securities, Inc.; Henderson Capital Partners LLC;
JPMorgan; Jackson Securities; Ramirez & Co., Inc.;
Redwood Securities Group, Inc.; Roberts and Ryan Investments Inc.; Siebert Brandford Shank & Co., LLC; Stone & Youngberg LLC;
Sutter Securities Incorporated; UBS PaineWebber Inc.;
Wells Fargo Institutional Securities, LLC;  Westhoff, Cone & Holmstedt

Los Angeles Unified School District 2003 Ser A MBIA (Aaa/AAA)
02/20/03
Various
5,000,000
0.70%
$2,100,000,000
0.240%
Merrill Lynch & Co.; Banc of America Securities LLC; Lehman Brothers; Salomon Smith Barney; UBS PaineWebber Inc.; E.J. De La Rosa & Co., Inc.; Prudential Securities Incorporated; Siebert Brandford Shank & Co., LLC;
 U.S. Bancorp Piper Jaffray